Exhibit 10.6

SUBLEASE AGREEMENT

SUBLESSOR:      Augusta Road Holdings, LLC

SUBLESSEE:                      Greenville First Bank, National Association

STATE OF SOUTH CAROLINA	)
)
COUNTY OF GREENVILLE	)	SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (the “Lease”) first made and entered into on the 26 day of February, 2004, by and between Augusta Road Holdings, LLC, hereinafter called “Sublessor”, and Greenville First Bank, National Association, hereinafter called “Sublessee”;

WITNESSETH:

WHEREAS, this is a Sublease. The Sublessor’s interest in the Premises is as Tenant under an Underlying Lease executed by it with Pythia, L.L.C. and Wachovia Bank, N.A., as Trustee, as Landlord, dated                                   2004, a copy of which, initialed for identification, is attached hereto (hereafter the “Underlying Lease”). Sublease is expressly made subject to all the terms and conditions of the Underlying Lease. This Sublease is expressly made subject to all the terms and conditions of the Underlying Lease.  A survey of the real estate subject to the Underlying Lease is as shown on survey for Augusta Road Holdings, LLC, prepared by                                 , dated                      , 20    , and which said plat was recorded in ROD for Greenville County, South Carolina, on                         , in Plat Book             , at page         , (hereinafter the “Property”) and a reduced copy of which is attached hereto as Exhibit 1 (Survey). The Owners of the Property, both as they are now constituted and will be in the future, and which are the lessors under the Underlying Lease are hereinafter referred to singularly and collectively as the “Owners of the Property” and sometimes as “Landlord Under the Underlying Lease”; and

WHEREAS, the Sublessor desires to lease to Sublessee and Sublessee desires to lease from Sublessor a portion of the Leased Property identified on the Site Plan included herein as Exhibit 2 upon which the Sublessee will construct a building containing no more than 2,000 square feet with related improvements and appurtenances, as more fully set out below, together with a non-exclusive right or easement to use all driveways, parking areas, drainage of surface water and other facilities.

NOW, THEREFORE, Sublessor and Sublessee covenant and agree as follows:

ARTICLE I

GRANT AND TERM

1.01                        Demised Premises.  The Sublessor, for and in consideration of the rents, covenants, agreements and stipulations hereinafter mentioned reserved and contained, to be paid, kept and performed by the Sublessee, by these presents does lease and

Sublessor	sublessee

rent to the said Sublessee, and said Sublessee hereby agrees to lease and take upon the terms and conditions which hereinafter appear a portion of the Property identified on the Site Plan included herein as Exhibit 2 together with a non-exclusive right and easement to use all Common Areas which include but are not limited to, driveways, parking areas, landscaped areas, drainage easements and other facilities of the Demised Premises.

The Demised Premises subject to this Sublease (as shown on Exhibit 2) now consists of land and improvements including a building presently occupied by Schlotzsky’s (“the Schlotzsky’s Building”).  Sublessee desires the right to demolish the Schlotzsky’s Building and to construct a building, containing no more than 2,000 square feet and related improvements to be used by Sublessee as a Bank Facility as shown on the Site Plan included herein as Exhibit 2, subject to the terms of the Underlying Lease.  Sublessor hereby grants Sublessee the right to demolish the existing Schlotzsky’s Building and current site improvements as included herein as Exhibit 2a, (“Existing Schlotzsky’s Site”) further provided that Sublessee complies with the requirements of the Underlying Lease and this Sublease.  Sublessee acknowledges that its rights under this Lease are subject to the rights of TLK, LLC under its lease agreement with the Owners of the Property and it will take no actions to interfere with said lessee during the term of its lease agreement with Owners of the Property.

1.02                        Access and Parking.  Sublessor warrants that there is full and free ingress, egress and access to and from the Demised Premises from a public highway or road.  The Sublessor hereby grants to Sublessee, its employees, visitors and guests a non-exclusive right and easement to use all driveways and parking facilities at no charge for the term of the Lease, as same may be extended, which form a part of the Demised Premises, subject to posted rules and regulations and at the sole risk of each driver and user of said facility.  Sublessee shall be entitled to the exclusive use of 3 designated parking spaces and 3 non-exclusive parking spaces as set forth in attached Exhibit 2.  The parking facility shall not be used for the storage of abandoned or defective vehicles or for any other purpose except transient parking.  Neither Sublessee nor Sublessee’s employees, officers, agents, guests, invitees or other persons visiting the Demised Premises shall have any rights to any particular parking space or spaces, as set forth hereinabove, and no special markings or signs may be placed on any parking spaces by Sublessee.

1.03                        Initial Term.  The period beginning upon the execution hereof and continuing until delivery of the Demised Premises as evidenced by Sublessee’s execution of the Confirmation of Lease Term Agreement referenced in Section 1.08 below shall be hereinafter referred to as the “Initial Term”.

1.04                        Pro Rata Rent Term.  The period beginning upon the Rental Commencement Date (hereinafter defined in Paragraph 2.01) and continuing until the beginning of the Base Term (hereinafter defined in Paragraph 1.05) shall be referred to as the “Pro Rata Rent Term”.

1.05                        Base Term. The twenty (20) year period beginning on the first day of the first complete calendar month following the occupancy date (the “Rental Commencement Date”) shall be hereinafter referred to as the “Base Term.”  Every twelve (12) calendar month period following the Lease Commencement Date shall constitute a lease year.

An Addendum shall be executed by Sublessor and Sublessee prior to occupancy of the space by Sublessee giving the Rental Commencement Date of the Base Term hereof and shall be attached hereto and incorporated herein by reference.

1.06                        Renewal Term.  Providing Sublessee has not defaulted in the performance of any condition of this Lease Agreement, Sublessee shall have the option to extend the term of this Lease Agreement for three (3) additional periods of five (5) years from the expiration date of the Base Term (the “Renewal Term”), provided however that written notice is given Sublessor of such intention to extend the Lease Agreement one hundred eighty (180) days prior to the expiration date, and further provided that all conditions of said Lease Agreement except the rental rate which shall be adjusted as provided herein shall continue in full force and effect for the period of such extension, and there shall be no privilege to extend the terms of this Sublease Agreement for any period of time beyond the expiration of the agreed upon extended terms, and further provided that the term of the within Sublease shall not extend beyond February 28, 2039.

1.07                        Construction of Demised Premises.  Upon delivery of the Premises (the date the Building is vacated by Schlotzsky’s), Sublessee, at Sublessee’s sole expense, shall;

a.               Submit or have submitted Sublessee’s plans and specifications for approval by Sublessor and per the terms of the Underlying Lease.

b.              If required, per this Paragraph 1.07, provide the stipulated Letter of Credit.

c.               Per the Underlying Lease, give notice to the Sublessor and the Landlord Under the Underlying Lease, prior to demolishing the Schlotzsky’s Building and site improvements contained within the delineated area identified in Exhibit 2a.

d.              Construct a Building and improvements (referred to as “Replacement Building 2” in the “Underlying Lease”) in substantial accordance with the approved plans and specifications per paragraph 1.07(a) upon the Demised Premises and in accordance with Exhibit 2b, (hereinafter the “Developed by Bank Plan”) and the specifications (hereinafter the “Curb and Paving Specifications”) included herein as Exhibit 3.

The Building shall have a fair market value of not less than $250,000.00.  All improvements made to the Demised Premises by the Sublessee shall be the property of the Sublessee during the term of this Lease Agreement and shall remain the property of Sublessor upon termination of this Lease Agreement.  Sublessee will use its best efforts to have the space completed within two hundred forty (240) days from the date of delivery as herein above defined in this Section 1.05. Sublessee further agrees that any improvements it makes to the Demised Premises shall be made in substantial conformity with the proposed Building and Site plan, except that the proposed building and site plan may be modified to conform to the requirements of the appropriate governmental agency which must approve such proposed building and site plan.

Sublessee agrees that if an Irrevocable Letter of Credit is required by the terms and conditions of the Underlying Lease, and it wishes to demolish the Schlotzsky’s Building, that it will not undertake the demolition of the Schlotzsky’s Building, unless twenty (20) days prior to the commencement of the demolition of said Building, an Irrevocable Letter of Credit has been issued by a Federal or South Carolina chartered bank operating in Greenville County, South Carolina for the benefit of Sublessor and delivered to Sublessor. Sublessor agrees that if an Irrevocable Letter of Credit is required by the terms and conditions of the Underlying Lease, that fourteen (14) days prior to the commencement of the demolition of said Building, it will cause an Irrevocable Letter of Credit to be issued by a Federal or South Carolina chartered bank operating in Greenville County, South Carolina for the benefit of the Landlord Under the Underlying Lease and delivered to the escrow agent per the terms of the Underlying Lease and which Irrevocable Letter of Credit is separate and distinct from the Irrevocable Letter of Credit to be issued to Sublessee on behalf of Sublessor.  Replacement Building 2 shall be completed eight (8) months after the date of delivery of the Schlotzsky’s Building.  In such event, Sublessee shall notify Sublessor in writing that it intends to demolish the Schlotzsky’s Building fifty (50) days before the demolition of said Building is to commence.

The Irrevocable Letter of Credit issued by said Federal or State bank for the demolition of the Schlotzsky’s Building shall be in a form and substance agreeable to Sublessor, but shall contain at a minimum, the following provisions: (i) the Irrevocable Letter of Credit shall be in the amount which shall be the difference between Five Hundred Thousand and No/100 ($500,000.00) Dollars and the fair market value of Replacement Building 1 (as defined in the Underlying Lease) as determined by the appraiser provided for hereinabove employed to determine the fair market value of Replacement Building 1 as constructed; (ii) Sublessor shall be the beneficiary of the Irrevocable Letter of Credit; (iii) the Bank issuing the Irrevocable Letter of Credit will pay the Sublessor the face amount of the Letter of Credit upon the Sublessor delivering to said Bank within twelve (12) months from the date of the issuance of the Irrevocable Letter of Credit:  (1) his affidavit stating that Greenville First Bank, its Sublessee, failed to complete the construction of the Replacement Building 2, the building which was to replace the Schlotzsky’s Building demolished by Sublessee, within eight (8) months from the date such demolition commenced; (2) his affidavit that he has not been furnished with a certification and appraisal from the designated appraiser for Replacement Building 2 as set forth herein below, that the construction of Replacement Building 2 has been completed in substantial conformity with the plans and specifications provided to him by Sublessor and Sublessee within eight (8) months from the date of the commencement of the demolition of the Schlotzsky’s Building and that Replacement Building 2 has a fair market value of Two Hundred Fifty Thousand and

No/100 ($250,000.00) Dollars or more; and (3) a sight draft drawn on said Bank in the face amount of the said Irrevocable Letter of Credit.

The fair market value of Replacement Building 2 shall be determined by a licensed commercial real estate appraiser in Greenville, South Carolina, having a MAI designation.  The parties hereto agree that either Robinson Company of Greenville, Inc. or Stone & Associates, Inc. is an acceptable appraiser.  Sublessor shall select one of the two companies to perform the appraisal.  In the event both companies cease to exist, or should decline to perform the appraisal, the Sublessor and the Landlord Under the Underlying Lease shall mutually select an appraiser per the Underlying Lease. SUBLESSEE SPECIFICALLY ACKNOWLEDGES THAT THE SELECTION PROCESS OF THE APPRAISER AS SET FORTH IN THE UNDERLYING LEASE IS CONTROLLING.  Prior to commencement of demolition of Schlotzsky’s Building, an appraisal shall be provided to the Sublessor by the selected appraiser which appraisal shall be based on the plans and specifications provided him by the Sublessor and Sublessee certifying that the proposed Replacement Building 2 if built in accordance with said plans and specifications has a fair market value of at least $250,000.00.  Unless otherwise approved in writing by Sublessor, the appraiser shall agree to have his final certification and appraisal completed within nine (9) months from the date demolition commenced on the Schlotzsky’s Building certifying whether Replacement Building 2 was completed in substantial conformity with the plans and specifications provided to him by Sublessor and Sublessee and certifying to the fair market value of said completed Building.  The cost of this appraisal shall be paid by Sublessee.  The appraiser may include in his fair market valuation of the Replacement Building 2 the site work for said building, but not the costs of demolition of any existing buildings or site work.  Sublessor and Sublessee agree that the fair market value of Replacement Building 2 shall be determined by the selected appraiser from the plans and specifications provided to him by Sublessor and Sublessee prior to the commencement of construction of said Building, but which valuation shall be adjusted by the appraiser to the extent that said Building has not been constructed in substantial conformity with said plans and specifications.  The fair market valuation of Replacement Building 2 contained in the certification and appraisal to be delivered to the Sublessor by the selected appraiser shall be determined by the selected appraiser, as set forth hereinabove.

Sublessor and Sublessee agree that the date demolition is deemed to have commenced on the Schlotzsky’s Building shall be twenty (20) days after their issuing Bank executes the Irrevocable Letter of Credit, unless Sublessor and Sublessee jointly agree on a different date in writing.  The date Replacement Building 2 has been completed shall be deemed to be the date that Sublessee delivers to Sublessor a certified copy of the Occupancy Permit for Replacement Building 2 issued by the City of Greenville, South Carolina.  In the event the Replacement Building 2 is not completed within eight (8) months after the date the demolition of the Schlotzsky’s Building commenced, as defined herein, and Replacement Building 2 does not have a value of Two Hundred Fifty Thousand and No/100 ($250,000.00) Dollars or more, the Sublessor shall present to the Bank issuing the Irrevocable Letter of Credit his affidavits and the sight draft referred to hereinabove.  The proceeds received by the Sublessor from the Irrevocable Letter of Credit shall be as compensation for the demolition of Sublessor’s Building by Sublessee.  UPON THE PAYMENT OF THE PROCEEDS FROM THE IRREVOCABALE LETTER OF CREDIT TO SUBLESSOR, SUBLESSEE SHALL BE IN DEFAULT UNDER THIS LEASE AND SUBLESSOR SHALL HAVE THE RIGHT TO IMMEDIATELY EXERCISE ALL OF THE RIGHTS GRANTED IT UNDER THIS LEASE AND SUBLESSEE SHALL HAVE NO RIGHT TO CURE SAID DEFAULT, AS MAY BE OTHERWISE PROVIDED FOR IN THIS LEASE.

The Sublessor shall promptly return the Irrevocable Letter of Credit to the issuing Bank pursuant to this Section 1.05 if Sublessee has completed construction of the Replacement Building 2, provided for hereinabove, within eight (8) months from the date of the commencement of the demolition of the Schlotzsky’s Building and that the fair market value of Replacement Building 2 is in an amount equal to or greater than the minimum amount set forth hereinabove for Replacement Building 2.

Sublessee agrees that the demolition of the Schlotzsky’s Building and the construction of a new building to replace the Schlotzsky’s Building so demolished by Sublessee shall be made by Sublessee at is sole cost and expense and Sublessor shall bear no obligation to pay any part of the cost or expenses related to the demolition of said building or the cost of constructing the new building or to otherwise make improvements to the Demised Premises.  Sublessee hereby indemnifies and holds harmless Sublessor from and against all liabilities, losses, claims, demands, costs, expenses and judgments of any nature arising, or alleged to arise, from and in connection with Sublessee’s demolition of the Schlotzsky’s Building and the construction of new building 2 and otherwise in making improvement to the Demised Premises.  The new building to be constructed by Sublessee and other improvements to be made to the Demised Premises, but shall be deemed to be the personal property of Sublessee during the period that this Sublease is in effect.  The said new building and all other improvements constructed by Sublessee on the Demised Premises during the term of this Sublease, or any extensions thereof (the “Improvements”) shall become the property of Sublessor on the day of the expiration or termination of this Sublease, subject to the terms of the Underlying Lease.

The time requirements imposed on Sublessee for the completion of the construction work contemplated by this Section 1.07 shall not be extended except pursuant to the agreement of the parties contained in Section XXVI of this Sublease.

1.08                        Sublease Commencement Date.  There shall be no delay in the commencement of the Term of this Lease Agreement and/or payment of the rent.  The Demised Premises shall be ready for occupancy on such date that the current tenant vacates the existing building, hereinafter referred to as “the Schlotzsky’s Building”.

ARTICLE II

RENT

2.01                        Rent.  Beginning on the Rental Commencement Date (as hereinafter defined) and continuing throughout the full term of this Lease Agreement, Sublessee shall pay to Sublessor without notice, demand, reduction, abatement, set off or any defense, minimum base rent (the “Base Rent”) in equal monthly installments, in advance, on or before the first day of each month.  Sublessee’s obligation to begin the payment of Base Rent shall be the “Rental Commencement Date” which shall be the first business day following the date on which (a) the existing building is vacated by Schlotzsky’s, or, (b) the date of occupancy by the Sublessee, whichever is sooner.  If the Rental Commencement Date is a date other than the first day of a calendar month, the Base Rent shall be prorated daily from such date to the first day of the next calendar month and paid on the Rental Commencement Date (hereinafter referred to as “Pro-Rata Rent”).

a.                                       Rent During Initial Term.  During the Initial Term, Sublessee shall not be required to pay Rent.

b.                                      Rent During Pro Rata Rent Term.  The Pro Rata Rent, which includes Additional Rent (defined in Paragraph 2.02 shall be $        per diem and shall be paid at time of occupancy.

c.                                       Rent During Base Term.  The rent during the first five (5) years of the Base Term shall be as follows:

	Annual	Monthly
Years 1 - 5:	$57,651.00	$4,804.25

d.                                      Adjustment for Base Rent During Years Six (6) Through Ten (10) of the Base Term.  At the end of the fifth (5th) lease year during the Base Term hereof and effective simultaneously with the commencement of beginning of the sixth (6th) lease year of the Base Term, the Base Rent shall be the greater of the following:

$57,651.00

OR

any increase as determined in accordance with the following provisions:

(i)                                     As promptly as practical after the end of the expiring term of this Lease Agreement, the Sublessor shall compute the increase, if any, in the cost of living for the preceding initial lease period based upon the “Consumer Price Index-All Items, All Urban Consumers (1982-84 = 100)” (hereinafter defined*), published by the Bureau of Labor Statistics of the United States Department of Labor.

(ii)                                  The Index number indicated for the month of the rental commencement date under “All Items, All Urban Consumers” shall be “base Index number” and the corresponding Index number for the month preceding the rental commencement date for the fifth year of the Base Term shall be the current Index number.”

(iii)                               The current Index number shall be divided by the base Index number.  From the quotient thereof, there shall be subtracted the integer 1, and any resulting positive number shall be deemed to be the percentage of increase in the cost of living.

(iv)                              The percentage of increase multiplied by $57,651.00 (initial rent) shall be the amount of rent increase payable during the Renewal Term.

(v)                                 The fixed rent, as so determined (i.e., the aggregate of and the “increase” as calculated herein) shall be due and payable to the Sublessor in the same manner as the rent was payable for the original term.

(vi)                              If publication of the Consumer Price Index shall be discontinued, the parties hereto shall thereafter accept comparable statistics on the cost of living for the City of Greenville, South Carolina, as they shall be computed and published by an agency of the United States or by a responsible financial periodical of recognized authority then to be selected by the parties hereto.  In the event of (i) use of comparable statistics in place of the Consumer Price Index as above mentioned, or (ii) publication of the Index figure at other than monthly intervals, there shall be made in the method of computation herein provided for such revisions as the circumstances may require to carry out the intent of this Article.

e.                                       Adjustment for Base Rent During Years Eleven (11) Through Fifteen (15) of the Base Term.  At the end of the tenth (10th) lease year during the Base Term hereof and effective simultaneously with the commencement of beginning of the eleventh (11th) lease year of the Base Term, the Base Rent shall be adjusted to reflect any increases in the Consumer Price Index (CPI-U) by multiplying the Base Rent in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the Consumer Price Index (CPI-U) as of the most recent publication date prior to the beginning of the eleventh (11th ) lease year and the denominator of which shall be the Consumer Price Index (CPI-U) as of the most recent date prior to the beginning of the preceding five (5) year period (but in no event shall the Base Rent be reduced as a result of such adjustment); and the Base Rent thereby established by such adjustment shall continue in effect as the Base Rent required to be paid hereunder throughout the eleventh (11th ) through the fifteenth (15th) lease years of the Base Term.

f.                                         Adjustment for Base Rent During Years Sixteen (16) Through Twenty (20) of the Base Term.  At the end of the fifteenth (15th) lease year during the Base Term hereof and effective simultaneously with the commencement of beginning of the sixteenth (16th) lease year of the Base Term, the Base Rent shall be adjusted to reflect any increases in the Consumer Price Index (CPI-U) by multiplying the Base Rent in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the Consumer Price Index (CPI-U) as of the most recent publication date prior to the beginning of the sixteenth (16th ) lease year and the denominator of which shall be the Consumer Price Index (CPI-U) as of the most recent date prior to the beginning of the preceding five (5) year period (but in no event shall the Base Rent be reduced as a result of such adjustment); and the Base Rent thereby established by such adjustment shall continue in effect as the Base Rent required to be paid hereunder throughout the sixteenth (16th) through the twentieth (20th) lease years of the Base Term.

g.                                      Base Rent During Renewal Terms.  For each lease year of the extended terms, the Base Rent shall be subject to adjustment for increases in the Consumer Price Index as follows:

Adjustment for First Renewal Term:  At the end of the twentieth (20th) lease year during the Base Term hereof and effective simultaneously with the commencement of the First Renewal Term, the Base Rent shall be adjusted to reflect any increases in the Consumer Price Index (CPI-U) by multiplying the Base Rent in effect immediately prior to such adjustment by a fraction, the numerator of which shall be the Consumer Price Index (CPI-U) as of the most recent publication date prior to the beginning of the First Extended Term and the denominator of which shall be the Consumer Price Index (CPI-U) as of the most recent date prior to the beginning of the preceding five (5) year period (but in no event shall the Base Rent be reduced as a result of such adjustment); and the Base Rent thereby established by such adjustment shall continue in effect as the Base Rent required to be paid hereunder throughout the First Renewal Term.

Adjustment for Second Renewal Term:  At the end of the fifth (5th) lease year of the First Renewal Term and effective simultaneously with the commencement of the Second Renewal Term, the Base Rent shall be adjusted to reflect any increases in the Consumer Price Index (CPI-U) by multiplying the Base Rent in effect during the First Renewal Term by a fraction, the numerator of which shall be the Consumer Price Index (CPI-U) as of the most recent publication date prior to the beginning of the Second Renewal Term and the denominator of which shall be the Consumer Price Index (CPI-U) as of the most recent date prior to the beginning of the preceding five (5) year period (but in no event shall the Base Rent be reduced as a result of such adjustment); and the Base Rent thereby established by such adjustment shall continue in effect as the Base Rent required to be paid hereunder throughout the Second Renewal Term.

Adjustment for Third Renewal Term:  At the end of the fifth (5th) lease year of the Second Renewal Term and effective simultaneously with the commencement of the Third Renewal Term, the Base Rent shall be adjusted to reflect any increases in the Consumer Price Index (CPI-U) by multiplying the Base Rent in effect during the Second Renewal Term by a fraction, the numerator of which shall be the Consumer Price Index (CPI-U) as of the most recent publication date prior to the beginning of the Third Renewal Term and the denominator of which shall be the Consumer Price Index (CPI-U) as of the most recent date prior to the beginning of the preceding five (5) year period (but in no event shall the Base Rent be reduced as a result of such adjustment); and the Base Rent thereby established by such adjustment shall continue in effect as the Base Rent required to be paid hereunder throughout the Third Renewal Term.

(* Consumer Price Index for All Urban Consumers (CPI-U), U.S. City Average, all items, 1982-1984 = 100, as published by the U.S. Department of Labor, Bureau of Labor Statistics, or if such index be discontinued, the generally recognized successor index.)

2.02                        Additional Rent.  Sublessee shall be responsible for the payment of certain costs relating to the operation of the Project.  These costs include operating expenses, real estate taxes, and insurance premiums, each being specifically detailed in Paragraph 2.02a, 2.02b, 2.02c and 2.02d, respectively.

a.                                       Operating Expenses.  Sublessee, during the Base Term and any renewal or extension periods, agrees to pay as additional rent (hereinafter the “Additional Rent”) its prorata share of the amount paid by Sublessor for operation and maintenance of the Site (collectively “Operating Expenses”).  Operating Expenses shall include, but not be limited to, the following:  (i) all expenses for operation, repair, replacement and maintenance as necessary to keep the Site and common area of the Project and the grounds, and parking areas associated therewith in good order, condition and repair, including but not limited to, utilities for the common areas of and relating to the Project expenses associated with the driveways and parking areas (including re-paving and snow, trash and ice removal, lighting facilities, landscaped areas, walkways, directional signage, curbs, drainage strips, sewer lines, all charges assessed against the Project pursuant to any applicable easements, covenants or development standards, administrative fees (including property management fees) and (ii) all insurance premiums paid by Sublessor with respect to the Project, including public liability insurance.  The cost for all capital improvements that would be capitalized or depreciated under generally accepted accounting principles shall not be included in calculating Operating Expenses; provided, however, notwithstanding the foregoing, that Operating Expenses shall include amortization of all costs of capital improvements which are for the purpose of reducing Operating Expenses and which ultimately result in a reduction in Sublessee’s proportionate share of Operating Expenses.

b.                                      Real Estate Taxes.  As Additional Rent, Sublessee shall pay its proportionate part of any ad valorem taxes assessed and allocable to the real estate and improvements of which the Demised Premises form a part.

c.                                       Reimbursement of Sublessor’s Cost of Insurance.  As Additional Rent, Sublessee shall pay its proportionate part of the cost of any insurance premiums which Sublessor is required to carry under Paragraph 4.01.

d.                                      Other Additional Rent Provisions.  Any amounts required to be paid by Sublessee under this Paragraph 2.02 and any charges or expenses incurred by Sublessor on behalf of Sublessee (including any construction costs incurred by Sublessor beyond the Sublessee Improvement Allowance and amortized over the term of the Lease) shall be considered Additional Rent payable in the same manner and upon the same terms and conditions as the Base Rent reserved hereunder. Any failure on the part of Sublessee to pay such Additional Rent when and as the same shall become due shall entitle Sublessor to the remedies available to it for non-payment of Base Rent. Sublessee’s obligations for payment of Additional Rent shall begin to accrue on the Rental Commencement Date. As used in this Lease, the term “Rent” shall include Base Rent and Additional Rent, except as otherwise expressly provided to the contrary.

2.03                        Additional Rent Estimated and Paid Monthly.  Sublessor shall estimate the total amount of Operating Expenses, Real Estate Taxes, and Insurance Premiums to be paid by Sublessee during each calendar year and promptly after the beginning of each calendar year or partial calendar year during the Base Term and Sublessee shall pay to Sublessor one-twelfth (1/12) of such sum on the first day of each calendar month during each such calendar year, or part thereof, during the Base Term. Sublessor’s estimate for operating expenses for the first year of this Lease is shown on Exhibit 4 attached hereto and made a part of this Lease.  Sublessor shall submit to Sublessee a statement of the actual amount of Operating Expenses, Real Estate Taxes, and Insurance Premiums for such calendar year, and within thirty (30) days after receipt of such statements, Sublessee shall pay any deficiency between the actual amount owed and the estimates paid during such calendar year, or in the event of overpayment, Sublessor shall, at Sublessor’s option, credit the amount of such overpayment toward the next installment of Operating Expenses, Real Estate Taxes, or Insurance Premiums, or refund the amount of such overpayment to Sublessee.  If the Rental Commencement Date of the Base Term shall fall on other than the first day of the calendar year, or if the Expiration Date shall fall on other than the last day of the calendar year, Sublessee’s share of the Operating Expenses, Real Estate Taxes, and Insurance Premiums for such calendar year shall be apportioned prorata.

2.04                        Prorata Share.

Operating Expenses, Real Estate Taxes and Insurance Premiums.  The Demised Premises’ prorata share of Operating Expenses, Real Estate Taxes and Insurance Premiums is thirty-seven percent (37%).

2.05                        Summary of Total Estimated Rent for Year 1.  The summary of the first year’s total annual Base Rent and Additional Rent payments are shown on Exhibit 5, attached hereto.

2.06                        Late Payments.  All unpaid Rent and other sums of whatever nature owed by Sublessee to Sublessor under this Lease and remaining unpaid ten (10) days after the due date shall bear a late penalty equal to ten (10%) percent of the then amount due which shall be Additional Rent hereunder. Acceptance by Sublessor of any payment from Sublessee hereunder in an amount less than that which is currently due shall in no way affect Sublessor’s rights under this Lease and shall in no way constitute an accord and satisfaction.

ARTICLE III

PERSONAL PROPERTY TAXES

Sublessee shall pay any taxes, documentary stamps or assessments of any nature imposed or assessed upon Sublessee’s occupancy of the Demised Premises or upon Sublessee’s furniture, furnishings, trade fixtures, equipment, machinery, inventory, merchandise or other personal property located on the Demised Premises and owned by or in the custody of Sublessee promptly as all such taxes or assessments may become due and payable without any delinquency.  If applicable in the jurisdiction where the Demised Premises are located, Sublessee shall pay and be liable for all rental tax (only to the extent such rental tax is levied in lieu of ad valorem property taxes against the Demised Premises), sales, use and inventory taxes or other similar taxes, if any, levied or imposed by any city, state, county or other governmental body having authority, such payments to be in addition to all other payments required to be paid by Sublessor by Sublessee under the terms of this Lease.  Such payment shall be made by Sublessee directly to such governmental body if billed to Sublessee, or if billed to Sublessor, such payment shall be paid concurrently with the payment of the Base Rent, Additional Rent, or such other charge upon which the tax is based, all as set forth herein. Notwithstanding the foregoing, Sublessee shall have the right, at its sole cost and expense, to contest such taxes, and upon contesting the amount of such taxes, Sublessee shall deposit the amount of such taxes into an escrow account reasonably acceptable to Sublessor.

ARTICLE IV

INSURANCE

4.01                        Required Coverage by Sublessee.  Sublessee covenants and agrees that from and after the date of occupancy by the Sublessee, Sublessee will carry and maintain, at its sole cost and expense, the insurance required under Paragraph 4.01(a), (b), (c), and (d) below. All such policies of the insurance shall be issued in form acceptable to Sublessor by insurance companies with a rating of not less than “A”, if available, in the most current available “Best’s Insurance Reports”, and licensed to do business in the state in which the Building is located.  Throughout the Term of this Lease, Sublessee will carry and maintain the following types of insurance:

a.                                       Liability insurance in the Commercial General Liability form (or reasonable equivalent thereto) covering the Demised Premises and Sublessee’s use thereof against claims for personal injury or death, property damage and product liability occurring upon, in or about the Demised Premises, such insurance to be written on an occurrence basis (not a claims made basis), to be in combined single limit amounts not less than $1,000,000.00 and to have general aggregate limits of not less than $2,000,000.00 for each policy year.  The insurance coverage required under this Paragraph 4.01(a) shall, in addition, extend to any liability of Sublessee arising out of the indemnities provided for in Article V and, if necessary, the policy shall contain a contractual endorsement to that effect.  The general aggregate limits under the Commercial General Liability insurance policy or policies must apply separately to the Demised Premises and to Sublessee’s use thereof (and not to any other location or use of Sublessee) and such policy will contain an endorsement to that effect.  Notwithstanding the foregoing, Sublessee shall have the right to carry the liability insurance provided above in the form of a blanket insurance policy, covering additional items or locations or insureds, provided, however, that:  (i) Sublessor, the Owners of the Property, and any other parties in interest designated by Sublessor to Sublessee, from time to time, shall be named as additional insureds thereunder as its interests may appear;  (ii) the coverage afforded Sublessor and such other parties designated by Sublessor will not be reduced or diminished by reason of use of such blanket policy of insurance; and  (iii) any such policy will provide, at a minimum, for the minimum liability limitations hereinabove provided in this Article IV with respect to Sublessee’s interests in and to the Demised Premises and the Project.

b.                                      Insurance covering all of the items included in Sublessee’s leasehold improvements, heating, ventilating and air conditioning equipment, trade fixtures, merchandise and personal property from time to time in, on or upon the Demised Premises, in an amount not less than one hundred percent (100%) of their full replacement value from time to time during the Term, providing protection against perils included within the standard form of “all-risks” fire and casualty insurance policy, together with insurance against sprinkler damage, vandalism and malicious mischief.

c.                                       Business interruption insurance (including for loss of income and for extra expense) in an amount necessary to enable Sublessee to maintain the capacity to operate in its normal course of business during periods of restoration.

d.                                      During any construction, reconstruction, renovation, remodeling or similar activity by Sublessee, Sublessee will also maintain Builder’s risk insurance as required under Paragraph 9.03 hereof.

4.02                        Policy Requirements.  Each of Sublessee’s insurance policies required above will:  (i) name Sublessor, the Owners of the Property, as well as any mortgagee of Sublessor, as an additional insured and the coverage described in Paragraph 4.01(b) shall also name Sublessor as loss payee; (ii) provide that a certificate evidencing such insurance will be delivered to Sublessor prior to possession of the Demised Premises by Sublessee and thereafter within thirty (30) days prior to the expiration of each such policy, and, as often as any such policy shall expire or terminate; (iii) contain a provision that the insurer will give to Sublessor and such other parties in interest at least thirty (30) days notice in writing in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amounts of insurance; and (iv) be written as a primary policy which does not contribute to and is not in excess of coverage which Sublessor may carry. Notwithstanding the provisions of subparagraph (iii) of the preceding sentence, Sublessee shall be responsible for providing Sublessor with at least twenty-five (25) days notice in advance of any material change, cancellation, termination or lapse, or the effective date of any reduction in the amount of insurance.

4.03                        Required Coverage by Sublessor.  During the Base Term, and any Renewal Term, Sublessor covenants and agrees, at its own expense, to maintain in full force a policy or policies of insurance on the Demised Premises, including Improvements thereon or contents thereof, providing insurance protection against risks of direct physical loss, specifically including protection against damage or destruction by fire and other casualties excluding flood and earthquake, and vandalism insurance (formerly known as “All Risk Insurance”).  Said insurance shall be in the amount equal to the full replacement value of the permanent improvements thereon under a policy or policies issued by responsible insurance companies approved by both parties and authorized to do business in the State of South Carolina.  The Sublessee agrees that it will not do or keep anything in or about the Demised Premises which will contravene the Sublessor’s policies insuring against loss or damage by fire or other hazards, or which will prevent the Sublessor from procuring such policies in companies acceptable to the Sublessor.

4.04                        Waiver of Subrogation.  Sublessee hereby waives its rights it may have against the Sublessor on account of any loss or damage occasioned to Sublessee, its property, the Demised Premises, its contents or to its portions of the Building, arising from any risk covered by all risks fire and extended coverage insurance, and to the extent of recovery under valid and collectible policies of such insurance, provided that such waiver does not invalidate such policies or prohibit recovery thereunder.  The Sublessee on behalf of its insurance companies insuring the property of Sublessee against any such loss, waive any right of subrogation that such insurers may have against Sublessor.

ARTICLE V

INDEMNIFICATION

Sublessee shall defend, indemnify and hold harmless the Sublessor, and the Owners of the Property from and against any and all claims, including but not limited to any claims of the Landlord Under the Underlying Lease, losses, liabilities, causes of action, damages, or expenses arising from claims of the Landlord Under the Underlying Lease relating to the Underlying Lease, claim(s) by Sublessor’s mortgagee(s) which mortgagee(s) have a security interest in any of the property subject to the Underlying Lease or any claim(s) any additional Sublessees having an interest in any of the Property subject to the Underlying Lease which claim(s) arise in any manner by actions or inactions of Sublessee, its agents, employees or contractors, whether due to damage to the Demised Premises, claims for injuries to persons or property, or administration or criminal action by a governmental authority, where such claims arise out of or from or related to the use or occupancy of the Demised Premises by Sublessee, its agents, employees, invitees, visitors, customers, or licensees, including costs and attorney fees incurred by Sublessor or the Owners of the Property to defend themselves against any such claims, damages or expenses.

Sublessor and the Owners of the Property shall not be liable to Sublessee for any damages, losses or injuries to the persons or property of Sublessee which may be caused by the acts, neglect, omissions or faults of any persons, firms or corporations, except when such injury, loss or damage results from the sole negligence of Sublessor or the Owners of the Property, their agents or employees.  All personal property placed or moved into the Demised Premises or Building shall be at the risk of Sublessee or the owner thereof, and Sublessor and the Owners of the Property shall not be liable to Sublessee for any damage to said personal property.  Sublessee shall maintain at all times during the Term of this Lease or any extensions thereof, an insurance policy or policies in any amount or amounts sufficient to indemnify Sublessor or the Owners of the Property or pay Sublessor’s or the Owners’ of the Property damages, if any, resulting from any matters set forth hereinbefore.

In case Sublessor or the Owners of the Property shall be made a party to any litigation commenced against Sublessee, then Sublessee shall protect and hold Sublessor and the Owners of the Property harmless and shall promptly pay all costs, expenses and reasonable attorney fees incurred or paid by Sublessor or the Owners of the Property in connection with such litigation.

Notwithstanding any contrary provision of this Lease, Sublessee will look solely (to the extent insurance coverage is not applicable or available) to the interest of Sublessor (or its successor as Sublessor hereunder) in the Underlying Lease for the satisfaction of any judgment or other judicial process requiring the payment of money as a result of any negligence or breach of this Lease by Sublessor or its successor or of Sublessor’s managing agent (including any beneficial owners, partners, corporations and/or others affiliated or in any way related to Sublessor or such successor or managing agent) or by the Owners of the Property.

ARTICLE VI

MAINTENANCE AND REPAIRS

6.01                        Repairs by Sublessor.  During the Term of the Lease, Sublessor shall be responsible for supervision of repairs, replacement and maintenance of the site improvements and common areas.  Cost to be borne by Sublessee as set forth in Article 2.02.

6.02                        Repairs by Sublessee.  Sublessee shall be responsible for all of the repair, replacement and maintenance of the Sublessee Improvements. Keeping in good order and condition all parts and components of the Sublessee Improvements, including, but not limited to, any approved signage, other than those specified for maintenance by Sublessor above, including, without limitation, the roof, foundations and structural portions of the Sublessee Improvements, the plumbing, wiring, electrical systems, heating systems, air conditioning systems, glass and plate glass, equipment and machinery constituting fixtures.

ARTICLE VII

UTILITIES AND SERVICES

As of the Rental Commencement Date, the Demised Premises will have water, sewer and gas available to the Site. Except as expressly set forth in this Lease, Sublessee shall pay for all utilities or services related to its use of the Demised Premises

ARTICLE VIII

USE OF PREMISES

Sublessee shall use the Demised Premises only for a Bank Branch and general office and all use of the Demised Premises shall comply with all laws, ordinances, orders, rules and regulations (including without limitation, the zoning classifications existing as of the Rental Commencement Date of any lawful governmental authority, agency or other public or private regulatory authority having jurisdiction over the Demised Premises.  The Sublessee shall use and occupy the Demised Premises in a careful, safe and proper manner and shall keep the Demised Premises in a clean and safe condition in accordance with this Lease.  The Sublessee shall use and maintain the Demised Premises consistent with present reasonable standards of good business center operations and shall not permit solicitations, demonstrations, itinerant vending or any other activities inconsistent with such standards including but not limited to any purpose which is questionable, immoral, unchaste or impure, and which prohibited uses shall include, without limitation, the operation of a nude dancing bar or club or adult book store.  Without limiting the generality of the above provision, the Demised Premises shall not be used for the treatment, storage, use or disposal of toxic or hazardous waste or substances, or any other substance, that is prohibited, limited or regulated by any governmental or quasi-governmental authority.  Notwithstanding the foregoing, Sublessee shall have the right to use ordinary cleaning supplies and solvents in the ordinary course of business.  Sublessee shall save Sublessor harmless from any penalties, fines, costs, expenses or damages resulting from failure so to comply.  Sublessee or Sublessor shall not do any act or follow any practice relating to the Demised Premises which shall constitute a nuisance or detract in any way from the reputation of the Project as a first class office/warehouse development.  Sublessee’s duties in this regard shall include making arrangements at Sublessee’s expense for the proper storage and timely disposition of garbage and refuse, and allowing no noxious or offensive odors, fumes, gases, smoke, dust, steam or vapors, or any loud or disturbing noise or vibrations to originate in or emit from the Demised Premises.  Sublessee shall save Sublessor harmless from any claims, liabilities, penalties, fines, costs, expenses or damages resulting from the failure of Sublessee to comply with the provisions of this Article VIII.  Notwithstanding the foregoing provision of this Article VIII with respect to the exterior of the Buildings and the Common Areas of the Project, Sublessor shall comply with all laws, ordinances, orders, rules and regulations (including without limitation, the zoning classifications existing as of the Rental Commencement Date) of any lawful authority having jurisdiction over the Project.

ARTICLE IX

ALTERATIONS AND IMPROVEMENTS BY SUBLESSOR

9.01                        Sublessor’s Alterations.  It is further agreed that this Sublease is made by the Sublessor and accepted by the Sublessee with the distinct understanding and agreement that the Sublessor shall have the right and privilege to make changes to the site and common areas of which the Demised Premises are a part, and make such alterations and repairs to the site and common areas it may deem wise and advisable and construct new buildings in the Project without any liability to the Sublessee therefore.

9.02                        Sublessor’s Consent Required.  Sublessee shall not make or permit to be made any non-structural changes, alterations, additions or improvements to the Demised Premises, (“Sublessee Alteration”) without first obtaining the prior written consent of Sublessor, which consent shall not be unreasonably withheld or delayed. Sublessee shall not make any structural changes. If Sublessor fails to approve any requested Sublessee Alteration within thirty (30) days after Sublessor’s receipt of written detailed and final plans, specifications or drawings depicting the desired Sublessee Alteration, such requested Sublessee Alteration shall be deemed rejected. Further, Sublessor shall have the right to approve the general contractor to be used by Sublessee in connection with such work, which approval shall not be unreasonably withheld or delayed. Sublessee shall deliver to Sublessor a copy of all plans for nonstructural work and shall comply with the requirements of Paragraphs 9.03 and 9.05.  All rights granted herein are subject to the underlying ground lease terms, and conditions.

9.03                        Requirements.  In the event Sublessee desires to make any Sublessee Alteration, Sublessee shall, prior to the commencement thereof, furnish Sublessor with an original Builder’s Risk policy of insurance in from and amount of coverage reasonably acceptable to Sublessor, showing Sublessee as named insured and Sublessor and Landlord Under the Underlying Lease as loss payees and additional insureds.  All Sublessee Alterations shall be performed in accordance with all legal requirements applicable thereto and in a good and workmanlike manner with first class materials. Sublessee agrees to fully and promptly pay the costs for any improvements it makes to the Demised Premises.  Sublessee shall further indemnify and save Sublessor and the Owners of the Property harmless from and against any loss, cost, expense or lien in connection with the construction of such improvements by Sublessee.  In the event Sublessee shall make any improvements to the Demised Premises, Sublessee shall, for the benefit of Sublessor and the Owners of the Property, comply with the obligations imposed on Sublessor herein by Article IV of the Underlying Lease, Sections 4.01 (f) through (h), inclusive, and Sections 4.02 and 4.03, which Sections are incorporated herein by reference, and by substituting therein the name of Sublessee for the name of Tenant.

9.04                        Sublessor’s Property on Expiration.  All Sublessee Tenant Improvements, Sublessee Alterations, including, but not limited to, all Buildings, structural and interior finishes, all walls, railings, carpeting, floor and wall coverings and other permanent real estate fixtures (excluding, however, Sublessee’s trade fixtures and equipment) made by, for, or at the direction of Sublessee, shall when made, become the property of Sublessor and shall remain upon the Demised Premises at the expiration or earlier termination of this Lease; provided, however, that if Sublessor at the time of giving its approval to any Sublessee Alteration notifies Sublessee that approval is conditioned upon restoration, then prior to the expiration of the Term of this Lease, Sublessee shall, at its sole cost and expense, remove such Sublessee Alterations and restore the Demised Premises to its condition prior to the making of such Sublessee Alteration.

9.05                        Protection Against Liens.  Sublessee shall post a large and conspicuous notice that neither the Sublessor nor the Owners of the Property are responsible for the materials and labor furnished to the Sublessee for the improvements to be made and shall otherwise comply with the provisions of Section 29-5-80, Code of Laws of South Carolina, 1976, as amended to protect the Sublessor and the Owners of the Property from liability for any mechanic liens which may result from the Sublessee’s work.

Sublessee agrees to keep the Demised Premises and the Property free and clear of all mechanic liens.  In the event that a lien is filed against the Demised Premises, the Property, or the Sublessor’s property as a result of labor or material supplied to the Demised Premises, the Sublessee agrees to within thirty (30) days either obtain the release and discharge of such mechanic lien or to bond off such mechanic lien.  In the event that the Sublessee shall fail to discharge such lien within such period of time, the Sublessor or the Owners of the Property shall have the right to either discharge or bond such lien and Sublessee shall immediately reimburse Sublessor or the Owners of the Property for all costs and expenses relating thereto.  In all events, the Sublessee shall be responsible for all expenses incurred by the Sublessor or the Owners of the Property as a result of the filing of a mechanic’s lien against the Demised Premises or the Property, including reasonable attorney fees and expenses.

9.06                        Mechanic’s Liens.  The interest of Sublessor in the Demised Premises shall not be subject to liens for improvements made by Sublessee.  Notwithstanding anything to the contrary contained in the statues of the Sate of South Carolina or in this Sublease, Sublessee shall not be deemed to be a partner, joint venturer or agent of Sublessor, and in no event shall any lien resulting from Sublessee’s improvements to the Demised Premises encumber Sublessor’s Underlying Leasehold interest or the Property.  Sublessee agrees that it shall not enter into any contract for improvements to the Demised Premises unless the following language is included in such contract:

“Notwithstanding anything herein contained to the contrary, the contractor acknowledges that Greenville First Bank, National Association holds only a subleasehold interest in the property which is the subject of this contract. Greenville First Bank, National Association is not the agent of the Owners of the Property or Sublessor of the Property, and no lien resulting from work performed under this contract shall attach to the interest of such Owners of the Property or Sublessor and contractor waives its right to assert and file a mechanic’s lien against the property being improved.”

Sublessee shall not permit any work to be commenced until such time as Sublessee has provided Sublessor with a fully executed copy of the construction contract evidencing incorporation of the aforesaid language.  In addition, prior to the commencement of the work, Sublessee shall require its contractor to post and file a Notice of Project Commencement in keeping with the provisions of Section 29-5-23, Code of Laws of South Carolina 1976, as amended.

9.07                        Indemnification Against Mechanics Liens. If, for whatever reason, mechanic’s or other liens shall be filed against the Demised Premises or the Property purporting to be for labor or material furnished or to be furnished at the request of Sublessee, then Sublessee shall, at its expense, cause such lien to be discharged of record by payment, bond or otherwise as allowed by law, within ten (10 days after the filing thereof.  If Sublessee shall fail to cause such lien to be discharged of record within such ten (10)

day period, Sublessor or the Owners of the Property, in addition to any other rights and remedies, may, but shall not be obligated to, cause such lien to be discharged by payment, bond or otherwise, without investigation as to the validity thereof or as to any offsets or defenses thereto.  Sublessee shall, upon demand, promptly within ten (10) days, reimburse Sublessor or the Owners of the Property for all amounts paid and costs incurred, including attorneys’ fees and interest thereon at the rate of fifteen percent per annum from the respective dates of Sublessor’s or the Owners’ of the Property payments thereof, in having such lien discharged of record, and, further, Sublessee also shall otherwise indemnify, protect, defend and save Sublessor and the Owners of the Property harmless from any claim or damage resulting therefrom.

ARTICLE X

TRADE FIXTURES AND EQUIPMENT

Any trade fixtures or equipment installed by Sublessee in the Demised Premises at Sublessee’s expense shall remain Sublessee’s personal property and Sublessee shall have the right at any time during the Term of this Lease to remove such fixtures or equipment.  Upon removal of any fixtures or equipment, Sublessee shall immediately restore the Demised Premises to substantially the same condition as they were when received by Sublessee, ordinary wear and tear and acts of God alone excepted.  Upon termination of this Lease, provided that Sublessee is not then in default hereunder, Sublessee shall have fifteen (15) days after the effective date of such termination to remove any of Sublessee’s trade fixtures and equipment from the Demised Premises and repair all damage to the Demised Premises caused by such removal, in which event Sublessee shall be obligated to pay Rent at the then-current per diem rate for every day Sublessee fails to remove such fixtures or equipment after the expiration or effective termination date of this Lease.  In addition, notwithstanding any such termination, the indemnifications of Sublessor by Sublessee provided in this Lease shall expressly survive such termination of this Lease.  Subject to the foregoing provisions of this paragraph, any trade fixtures or equipment not removed by Sublessee at the expiration or an earlier termination of the Lease shall become the property of Sublessor, at the Sublessor’s option.

ARTICLE XI

SUBLESSOR’S RESERVATION OF RIGHTS

11.01                 Name, Signs, Keys and Common Areas.  Sublessor reserves the right to change the name or address of the Project; to install and maintain a sign or signs on the exterior of the Project; to hold passkeys to the Demised Premises that are to be maintained and held in a secure capacity for use only by Sublessor’s property manager, any officers of Sublessor, or any other party authorized by Sublessor of whom Sublessee has received prior notice and to whom Sublessee has not objected; to grant to other tenants of the Project a nonexclusive, revocable license to use and occupy, in common with Sublessor and Sublessee, the common areas of the Project, parking facilities, paved areas and drives, landscaping and such other common facilities as may be designated from time to time by Sublessor; and to designate certain portions of such common areas of the Project adjacent to Demised Premises leased to individual tenants as being for the exclusive use of that tenant.

11.02                 Signage.  Sublessee may furnish and install an identification sign displaying its name and/or logo.  Such design shall be submitted to Sublessor for Sublessor’s approval, which approval shall not be unreasonably withheld.  The Sublessee shall not place, erect nor maintain on any exterior surface of the Demised Premises, or anywhere outside of the Demised Premises, any sign, lettering decoration, or advertising, except such sign as may be permitted by the Sublessor.  The Sublessee shall, at its expense, maintain such permitted or required signs in a good state of repair and upon vacating the Demised Premises, the Sublessee agrees to remove all signs and to repair all damage caused by such removal.

ARTICLE XII

DAMAGE OR DESTRUCTION

12.01                 Damage or Destruction of Common Property.  In the event of total or partial destruction of the Common by fire or other casualty insured by Sublessor, Sublessor agrees to promptly restore and repair the Common Property at Sublessor’s expense to the extent Sublessor receives insurance proceeds therefore; provided, however, that in the event the Common Property are (i) so destroyed that they cannot be repaired or rebuilt within one hundred twenty (120) days after the commencement of such repair or rebuilding; or (ii) destroyed by a casualty which is not covered by Sublessor’s insurance, or if such casualty is covered by Sublessor’s insurance but a mortgagee of Sublessor or other party entitled to insurance proceeds fails to make such proceeds available to Sublessor in an amount sufficient for restoration of the Common Property (provided, however, that Sublessor agrees to make a good faith effort to have such mortgagee make such proceeds available for full restoration or rebuilding), then, either Sublessor or Sublessee may terminate and cancel this Lease effective as of the sixtieth (60th) day after such casualty by giving written notice to the other party within such sixty (60) days of the date of such casualty. Upon the giving of such notice, all further obligations hereunder shall thereupon cease and terminate.  If no such notice is given, Sublessor shall make such repair or restoration of the Common Property promptly and in such manner as not to unreasonably interfere with Sublessee’s use and occupancy of the Common Property.  Any proceeds from the fire and extended coverage insurance policies not utilized by Sublessor in restoring or repairing the Common Property shall become the sole property of Sublessor.  Damage to or destruction of all or any portion of the Common Property by fire or by any other cause shall not terminate this Lease, nor entitle Sublessee to surrender the Common Premises nor in any way affect Sublessee’s obligation to pay the Rent and other sums payable hereunder.

12.02                 Damage or Destruction of Tenant Improvements.  In the event of total or partial destruction of the Tenant Improvements by fire or other casualty. Sublessee agrees to promptly restore and repair the Tenant Improvements at Sublessee’s expense. Sublessee shall make such repair or restoration of the Tenant Improvements promptly and in such manner as not to unreasonably interfere with the property’s other tenants use and ingress and egress to the Common Areas.  Damage to or destruction of all or any portion of the Demised Premises by fire or by any other cause shall not terminate this Lease, nor entitle Sublessee to surrender the Demised Premises nor in any way affect Sublessee’s obligation to pay the Rent and other sums payable hereunder.

ARTICLE XIII

CONDEMNATION

If all of the Demised Premises or the Project is taken or condemned for a public or quasi-public use, or if a material portion of the Demised Premises is taken or condemned for a public or quasi-public use and the remaining portion thereof is not usable by Sublessee, in the reasonable judgment of Sublessee and Sublessor, this Lease shall terminate as of the earlier of the date title to the condemned real estate vests in the condemnor and the date on which Sublessee is deprived of possession of the Demised Premises.  In such event, the Base Rent herein reserved and all Additional Rent and other sums payable hereunder shall be apportioned and paid in full by Sublessee to Sublessor to that date, all Rent and other sums payable hereunder prepaid for periods beyond that date shall forthwith be repaid by Sublessor to Sublessee, and neither party shall thereafter have any liability hereunder, except that any obligation or liability of either party, actual or contingent, under this Lease which has accrued on or prior to such termination date shall survive.

  Pending such determination, if Sublessee is entitled to a refund because of an overpayment of Rent, Sublessor shall make the same promptly, or in lieu thereof credit the amount thereof to future installments of Rent as they become due at Sublessee’s option. Sublessor shall be entitled to receive the entire award in any proceeding with respect to any taking, without deduction therefrom for any estate vested in Sublessee by this Lease, and Sublessee shall receive no part of such award. Nothing herein contained shall be deemed to prohibit Sublessee from making a separate claim, against the condemnor, to the extent permitted by law, for the value of Sublessee’s moveable trade fixtures, machinery and moving expenses.

ARTICLE XIV

GOVERNMENTAL ORDERS

14.01                 Sublessor’s Compliance with Laws.  Except to the extent affected by Sublessee’s particular use of the Demised Premises, Sublessor shall be responsible for compliance, at Sublessor’s sole cost and expense with all statutes, rules, ordinances, orders, codes and regulations, and legal requirements and standards issued thereunder, as the same may be enacted and amended from time to time and as apply to the Building and Common Areas.

Except to the extent affected by Sublessee’s particular use of the Demised Premises (as opposed to mere use of the Demised Premises for general office purposes) Sublessor shall be responsible for the compliance of the common area facilities with applicable Laws relating to architectural barriers to the disabled, specifically including but not limited to the Americans with Disabilities Act (ADA).  Sublessor hereby agrees to indemnify, defend and hold Sublessee harmless from any and all loss, costs, liability or expense, including without limitation reasonable attorney fees, resulting from Sublessor’s failure to comply with all Laws relating to the Demised Premises, the Building, the Land and condition of the common area facilities.

14.02                 Sublessee’s Compliance with Laws.  Sublessee shall be responsible for compliance with all the laws, which are applicable to Sublessee’s particular use and manner of use of the Demised Premises and the Common Area Facilities.

In the event that Sublessee’s particular use of the Demised Premises and the Common Area Facilities violates any provision of the laws, including but not limited to the ADA, Sublessee shall bear all expense, cost and liability for compliance with such Laws.  Sublessee hereby agrees to indemnify, defend and hold Sublessor harmless from any and all loss, cost, liability or expense, including without limitation reasonable attorney fees, resulting from Sublessee’s failure to comply with all the laws relating to its particular use and manner of use of the Demised Premises and the common area facilities.

ARTICLE XV

ACCESS TO PREMISES

Sublessor’s property manager and Sublessor’s officers and authorized employees, or any other party authorized by Sublessor of whom Sublessee has received prior notice and to whom Sublessee has not objected, shall have the right to enter the Demised Premises at all reasonable times and upon reasonable notice for the purpose of making repairs, making connections, installing utilities, providing services to the Demised Premises or for any other tenant, making connections, installing utilities,  providing services to the Demised Premises or for any other tenant, making inspections or showing the same to prospective purchasers or lenders, or both; provided, however, that except in the case of an emergency, Sublessor shall give Sublessee reasonable prior written notice not less than two (2) days in advance of Sublessor’s intended entry upon the Demised Premises.  Further, during the last six (6) months of the Term, Sublessor and those persons authorized by it shall have the right at reasonable times and upon reasonable notice to show the Demised Premises to prospective tenants.  Sublessee shall permit Sublessor to erect, use and maintain pipes, conduits, and/or duct work in and through walls or above ceilings which are within or pass through the Demised Premises.  Not withstanding the above, access by the Landlord Under the Underlying Lease is authorized as provided for in the Underlying Lease, Article XVI which is incorporated herein by reference.

ARTICLE XVI

ASSIGNMENT AND SUBLETTING

Sublessee shall not assign, sublet, mortgage, pledge or encumber this Lease, the Demised Premises, or any interest in the whole or in any portion thereof, without the prior written consent of Sublessor whose consent shall not be unreasonably withheld; provided, however, that Sublessee shall have the right, upon prior written notice to Sublessor, to assign this Lease to a parent, affiliate or subsidiary corporation of Sublessee with written notice to Sublessor. Further, any transfer of any interest in the Demised Premises, as set forth herein, shall require any such transferee to provide to Landlord their acceptance of the transfer and their acknowledgement to be bound to and comply with the terms of this Sublease and the underlying ground lease. If Sublessee makes any assignment, mortgage, sublease or pledge of this Lease or the Demised Premises, Sublessee will still remain liable for the performance of all terms of this Lease and any rental or any fees or charges received by Sublessee in excess of the Rent payable to Sublessor hereunder shall be also paid to Sublessor as Additional Rent under this Lease, unless Sublessee is expressly released in writing by Sublessor.

ARTICLE XVII

HOLDING OVER

Sublessee agrees to surrender to Sublessor, at the end of the Term of this Lease and/or upon any cancellation of the Lease, said Demised Premises in as good condition as said Demised Premises was at the beginning of the Term of this Lease, ordinary wear and tear, and damage by fire or other casualty not caused by Sublessee’s negligence, excepted.  Sublessee agrees that if Sublessee does not surrender said Demised Premises to Sublessor at the end of the Term of this Lease, then Sublessee will pay to Sublessor 150% of the amount of the current rental for each month or portion thereof that Sublessee holds over plus all damages the Sublessor may suffer on account of Sublessee’s failure to so surrender to Sublessor possession of said Demised Premises, and will indemnify and save Sublessor harmless from and against all claims made by any succeeding Sublessee of said Demised Premises against Sublessor on account of delay of Sublessor in delivering possession of said Demised Premises to said succeeding Sublessee so far as such delay is occasioned by failure of Sublessee to so surrender said Demised Premises in accordance herewith or otherwise.

No receipt of money by Sublessor from Sublessee after termination of this Lease or the service of any notice of commencement of any suit or final judgment for possession shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand, suit or judgment.

No agreement to accept a surrender of the Demised Premises shall be valid unless made in writing and subscribed by a duly authorized officer or agent of Sublessor.

ARTICLE XVIII

COVENANT OF QUIET ENJOYMENT

Sublessor represents that it has full right and authority to lease the Demised Premises and that Sublessee shall peacefully and quietly hold and enjoy the Demised Premises for the full term hereof so long as it does not default in the performance of any of the terms hereof.

ARTICLE XIX

ENVIRONMENTAL MATTERS

Sublessee hereby agrees to indemnify and hold Sublessor and the Owners of the Property harmless from and against any and all claims, liabilities, and costs, (including reasonable attorney fees) relating to the use of the Demised Premises by the Sublessee which is caused by the use, storage, release, disposal, or generation by Sublessee or its agents, employees, contractors, or invitees of any Hazardous Materials (as hereinafter defined) in, on, or about the Project or the Demised Premises.

If the Sublessee shall become aware of, or have reasonable cause to believe, that any Hazardous Materials have come to be located on or beneath the Demised Premises or the Project, the Sublessee shall give written notice of such condition to the Sublessor.  In addition, the Sublessee shall immediately notify the Sublessor in writing of: (i) any governmental or regulatory action instituted or threatened relating to any Hazardous Materials on or about the Demised Premises; (ii) any claim made or threatened by any person relating to any Hazardous Materials that have come to be located on or about the Demised Premises or the Project; (iii) any reports made to any local, state or federal environmental agency arising out of or in connection with any Hazardous Materials on or about the Demised Premises or the Project, including any complaints, notices, warnings, or asserted violations in connection therewith, of which the party becomes aware; and (iv) any presence, use or disposal of any Hazardous Materials on or about the Demised Premises, even if such activities are in full compliance of applicable regulations and laws.

As used in this Lease, the term “Hazardous Materials” means any substance, material, or waste now or hereafter determined by any federal, state or local governmental authority to be capable of posing a risk of injury to health, safety, or property. As used in this Lease, the term “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials.

ARTICLE XX

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

This Lease is subject and subordinate to any and all deeds to secure debt, mortgages, deeds of trust or other security instruments (“security Instruments”) now or hereafter placed on the Property of which the Demised Premises are a part, and this clause shall be self-operative without any further instrument necessary to effect such subordination; however, if requested by Sublessor, Sublessee shall promptly execute and deliver to Sublessor any such certificate or certificates reasonably acceptable to Sublessee as Sublessor may reasonably request evidencing subordination of this Lease to or the assignment of this Lease as additional security for such mortgages or deeds of trust.  Provided, however, in each case the holder of any Security Instrument shall agree that this Lease shall not be divested by foreclosure or other default proceedings thereunder so long as no Event of Default by Sublessee shall then be subsisting under the terms of this Lease and that such holder or acquirer shall be bound hereby and responsible to perform all obligations of Sublessor under this Lease.  Provided such holder or acquirer shall so agree as provided in the preceding sentence, Sublessee shall continue its obligations under this Lease in full force and effect notwithstanding any such default proceedings under a Security Instrument and shall attorn to the mortgagee, trustee or beneficiary of such Security Instrument, and their successors or assigns, and to the transferee under any foreclosure or default proceedings.  Sublessee will, upon request by Sublessor, execute and deliver to Sublessor or to any other person designated by Sublessor, any instrument or instruments in form and content reasonably acceptable to Sublessee evidencing its agreement to so attorn and perform under this Lease.

ARTICLE XXI

SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT

AS RELATING TO UNDERLYING GROUND LEASE

The Sublessor’s interest in the Demised Premises is as Tenant under an underlying Lease executed by it with Pythia, L.L.C. and Wachovia Bank, N.A., as Trustee, as Landlord, dated                             , 2004, (the “Underlying Lease”). This Sublease is expressly made subject to all the terms and conditions of the Underlying Lease and this clause shall be self operating without any further instrumentation necessary to effect any subordination. The Sublessee shall use the Demised Premises in accordance with the terms and conditions of the Underlying Lease and not do, or omit to do, anything which will breach any of its terms.  If by reason of a default by Sublessor, as Tenant under the Underlying Lease, in performing any of the terms or provisions required of it, or if for any other reason the Underlying Lease and Sublessor’s leasehold estate, as Tenant thereunder, are terminated by legal proceedings, or otherwise, the Sublessee hereunder will recognize the Landlord under the Underlying Lease as the Sublessor under this Sublease. Sublessee waives any present or future right of election to terminate this Sublease or to surrender possession of the Demised Premises if Sublessor’s interest under the Underlying Lease is terminated or if a proceeding therefore is brought by the Landlord under the Underlying Lease.  This Sublease shall not be affected in any way by any proceeding for the termination of the Underlying Lease.  In the event that the rights of Sublessor under the Underlying Lease are terminated, Sublessee shall make all future rent payments and other financial obligations and other of its obligation under this Sublease to Landlord under the Underlying Lease.  Notwithstanding the foregoing,  Landlord Under the Underlying Lease shall have no obligation to honor this Sublease unless: (i) Sublessor and Sublessee have complied with all of the provisions of and requirements imposed on them by Article XI, Sections 11.01 (a), (c), (d), (e), (g), (h)  and (i) , of the Underlying Lease; and (ii) Sublessee shall not be in default in the payment of any Rent obligations or any other obligations imposed on it by this Lease or the Underlying Lease.

ARTICLE XXII

LIABILITY FOR DAMAGE

The Sublessor shall not be liable for any damage done or occasioned by or from the electrical system, the heating or cooling system, the plumbing and sewer systems; nor for damage occasioned by water, snow or ice being upon or coming through the roof, trapdoor, walls, windows, doors or otherwise, in, upon or about the Demised Premises or the Project of which the Demised Premises are a part, nor for any damage arising from acts of negligence of co-Sublessees or other occupants of the Business Center.  The Sublessor shall not be liable for any damage occasioned by reason of the construction of the Demised Premises or for failure to keep the Demised Premises in repair, unless the Sublessor is obligated to make such repairs under the terms hereof and unless, notice of the need for repairs has been given the Sublessor, a reasonable time has elapsed and the Sublessor has failed to make such repairs, in any event the

Sublessor shall not be liable for any damage to the Sublessee’s stock-in-trade, trade fixtures, furniture, furnishings, floor and wall coverings, ceiling-hung chandeliers and other adornments, special equipment and all other items of personal property of the Sublessee resulting from fire or other hazards, unless occasioned by action or inaction of the Sublessor, and the Sublessee hereby releases the Sublessor from all liability for such damage.  The Sublessee agrees to procure a waiver of subrogation endorsement from its insurer, so long as the same shall not void any insurance policy of the Sublessee, and to furnish evidence of such waiver to the Sublessor upon request.

ARTICLE XXIII

TRANSFER OF SUBLESSOR’S INTEREST

If Sublessor shall sell, assign or transfer all or any part of its interest in the Demised Premises or in this Lease to a successor in interest which expressly assumes the obligations of Sublessor hereunder and provides Sublessor and Sublessee with proof of adequate insurance (which covers the risk and liabilities and is not less in covered amounts than Sublessor’s insurance) at the time of such transfer, then Sublessor shall thereupon be released or discharged from all covenants and obligations hereunder, and Sublessee shall look solely to such successor in interest for performance of all of Sublessor’s obligations; provided, that the Sublessor shall not be relieved of its liability, if any, to the Sublessee for acts or omissions that occurred prior to the transfer.  Sublessee’s obligations under this Lease shall in no manner be affected by Sublessor’s assignment hereunder, and Sublessee shall thereafter attorn and look solely to such successor in interest as the Sublessor hereunder.

ARTICLE XXIV

SUBLESSOR LIABILITY

No owner of the Demised Premises, whether or not named herein, shall have liability hereunder after he ceases to hold title to the Demised Premises, except for obligations, which may have theretofore accrued.  Neither Sublessor nor any officer, director, shareholder, partner or principal, whether disclosed or undisclosed, of Sublessor shall be under any personal liability with respect to any of the provisions of this Lease, and if Sublessor is in breach or default with respect to Sublessor’s obligations or otherwise under this Lease, Sublessee shall look solely to the equity of Sublessor in the Demised Premises for the satisfaction of Sublessee’s remedies.

ARTICLE XXV

ESTOPPEL CERTIFICATE

Within ten (10) days after a request by Sublessor or any mortgagee or ground Sublessor of Sublessor, Sublessee shall deliver a written Estoppel certificate, in form supplied by or acceptable to Sublessor, certifying any facts that are then true with respect to this Lease, including, but not limited to, that this Lease is in full force and effect, that no default exists on the part of Sublessor or Sublessee, that Sublessee is in possession, that Sublessee has commenced the payment of Rent, and that there are no defenses or offsets claimed by Sublessee with respect to payment of Rent under this Lease or, if such defense or offsets exist, setting forth the same.  Likewise, within ten (10) business days after a request by Sublessee, Sublessor shall deliver to Sublessee a similar Estoppel certificate covering such matters as are reasonably required by Sublessee.

ARTICLE XXVI

FORCE MAJEURE

In the event Sublessor or Sublessee shall be delayed, hindered or prevented from the performance of any act required hereunder, by reason of governmental restrictions, scarcity of labor or materials, strikes, fire, or any other reasons beyond their control, the performance of such act shall be excused for the period of delay, and the period for performance of any such act shall be extended as necessary to complete performance after the delay period.  However, the provisions of this Article 26 shall in no way be applicable to the obligations of Sublessee or Sublessor to pay, repay or reimburse any sums, monies, costs, charges or expenses owing from one to the other under this Lease, including without limitation, Sublessee’s obligations to pay Rent hereunder.

ARTICLE XXVII

SUBLESSEE DEFAULT

27.01                 Events of Default.  The occurrence of any of the following events shall constitute a default under this Lease:

a.                                       Sublessee, its agents, employees, invitees, visitors, customers or licensees create a default in the Underlying Lease which arises in any manner by their actions or inactions.

b.                                      Sublessee fails to pay any installment of Rent within ten (10) business days after such installment is due, and fails to cure such delinquency within three (3) business days after actual receipt of written notice thereof by Sublessee from Sublessor:

c.                                       Sublessee fails to pay any additional item or any other charge or sum required to be paid by Sublessee hereunder within thirty (30) days after actual receipt of written notice thereof by Sublessee from Sublessor; or

d                                         Sublessee fails to perform or commence in good faith and proceed with reasonable diligence to perform any of its covenants under this Lease within thirty (30) days after actual receipt of written notice thereof by Sublessee from Sublessor.

e.                                       Sublessee shall become bankrupt or insolvent or file any debtor proceedings, or file pursuant to any statute a petition in bankruptcy or insolvency or for reorganization, or file a petition for the appointment of a receiver or trustee for all or substantially all of its assets, and such petition or appointment shall not have been set aside within sixty (60) days from the date of such petition or appointment, or if such party makes an assignment for the benefit of creditors, or petitions for or enters into such an arrangement.

f.                                         Sublessee vacates the Demised Premises at any time or fails to occupy within thirty (30) days of the date for occupying as set forth herein.

27.02                 Sublessor’s Remedies.  In the event Sublessee is in default pursuant to the conditions set forth in Paragraph 27.01 above, Sublessor, during the continuation of such default, shall have the option of pursuing either of the following remedies:

a.                                       Sublessor may terminate this Lease, in which event Sublessee immediately shall surrender possession of the Demised Premises.  All obligations of Sublessee under the Lease, including Sublessee’s obligation to pay Rent under the Lease, shall cease upon the date of termination except for Sublessee’s obligation to pay Rent due and outstanding as of the date of termination.

b.                                      Sublessor, without terminating the Lease, may require Sublessee to remove all property from the Demised Premises within thirty (30) days so that Sublessor may re-enter and relet the Demised Premises to minimize Sublessor’s damages.  In the event Sublessee shall fail to remove all property within thirty (30) days after said demand, Sublessor shall be entitled to remove Sublessee’s property to a storage facility, and all reasonable costs of such removal and storage shall be deemed Additional Rent under the Lease for which Sublessee is responsible for payment.  Sublessor may enforce all of its rights and remedies under this Lease, including the right to recover the Rent as it becomes due hereunder, provided that Sublessor shall have an affirmative obligation to use Sublessor’s best efforts to re-let the Demised Premises and to mitigate its damages under the Lease.

c.                                       Sublessor may accelerate and declare the entire remaining unpaid Rent for the balance of this Lease to be immediately due and payable forthwith and may, at once, take legal action to recover and collect the same, such amount being discounted to present value using the prime rate published by a national bank acceptable to Sublessee and Sublessor and such amount reduced by the amount of rent Sublessor will receive by reletting the Demised Premises for the remainder of the Term or portion thereof.

d.                                      If this Lease is terminated as set forth, Sublessor may relet the Demised Premises (or any portion thereof) for such Rent and upon such terms as Sublessor is able to obtain (which may be for lower or higher rent, and for a shorter or longer term), and Sublessee shall be liable for all damages sustained by Sublessor, including but not limited to any deficiency in Rent for the duration of the Lease Term (or for the period of time which would have remained in the Term of this Lease in the absence of any termination, leasing fees, attorney fees, other marketing and collection costs and all expenses of placing the Demised Premises in first class rentable condition).

e.                                       Nothing contained herein diminishes any right Sublessor may have under South Carolina law to sue Sublessee for damages in the event of any default by Sublessee under this Lease, or from pursuing any other remedy available to Sublessor at law or in equity.

ARTICLE XXVIII

SUBLESSOR DEFAULT

In the event that the Sublessor shall breach its obligations under this Lease, the Sublessee shall give the Sublessor written notice and thirty (30) days to cure such default.  In the event the Sublessor shall fail to cure such default within the thirty (30) day period, the Sublessee shall have the right to exercise any rights or remedies available in this Lease, at law or in equity unless such matter would take longer than thirty (30) days to cure and Sublessor is reasonably proceeding to cure the breach.

ARTICLE XXIX

REMEDIES CUMULATIVE — NON-WAIVER

Unless otherwise specified in this Lease no remedy of Sublessor or Sublessee shall be considered exclusive of any other remedy, but each shall be distinct, separate and cumulative with other available remedies.  Each remedy available under this Lease or at law or in equity may be exercised by Sublessor or Sublessee from time to time as often as the need may arise.  No course of dealing between Sublessor and Sublessee, or any delay or omission of Sublessor or Sublessee in exercising any right arising from the other party’s default, shall impair such right or be construed to be a waiver of default.

ARTICLE XXX

NOTICES

Any notice allowed or required by this Lease shall be in writing, and shall be deemed effective upon deposit, with proper postage attached or fee paid when sent by either (i) United States mail, via certified mail or registered mail, return receipt requested, with proper postage prepaid, or (ii) nationally recognized overnight courier (for example, Federal Express). Notices shall be addressed as follows:

AS TO SUBLESSOR:	Augusta Road Holdings, LLC
101 E. Washington St., Suite 310
Greenville, SC 29601
Attn: Mark A. Cothran

AS TO SUBLESSEE:	Greenville First Bank, National Bank
112 Haywood Road
Greenville, SC 29615
Attention: Art Seaver

The addresses of Sublessor and Sublessee and the party, if any, to whose attention a notice or copy of same shall be directed may be changed or added from time to time by either party giving notice to the other in the prescribed manner.  Upon request, Sublessee shall also send a copy of all notices from Sublessee to any mortgagee or ground Sublessor of Sublessor; provided, however, that in no event shall Sublessee be required to send more than two (2) additional notices to any mortgagees or ground Sublessors.

ARTICLE XXXI

SURRENDER OF PREMISES

At the expiration or earlier termination of the Base Term of this Lease or any extension thereof, Sublessee shall surrender the Demised Premises and, subject to the terms of this Lease, all Sublessee Improvements, alterations and additions thereto, and keys therefore to Sublessor, clean and neat, and in the same condition.

ARTICLE XXXII

NO REPRESENTATIONS

Neither Sublessor nor Sublessor’s agent has made any representations or promises, except such as are contained herein or endorsed hereon, to the Sublessee respecting the condition of the Demised Premises or any other matter or thing relating to the Demised Premises or the Lease.  The taking possession of the Demised Premises by the Sublessee shall be conclusive evidence against the Sublessee or anyone holding under this Lease that the Demised Premises were in good and satisfactory condition when possession of the Demised Premises was so taken.

ARTICLE XXXIII

MISCELLANEOUS

33.01                 Evidence of Authority.  If requested by either party, the other party shall furnish appropriate legal documentation evidencing the valid existence and good standing of such other party and the authority of any parties signing this Lease to act for such other party.

33.02                 Nature and Extent of Agreement.  This Sublease, together with all exhibits hereto, contains the complete Lease of the parties concerning the subject matter, and there are no oral or written understandings, representations, or agreements pertaining thereto which have not been incorporated herein.  This Sublease creates only the relationship of Sublessor and Sublessee between the parties, and nothing herein shall impose upon either party any powers, obligations or restrictions not expressed herein.  This Sublease shall be construed and governed by the laws of the state in which the Project is located.

33.03                 Binding Effect.  This Sublease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors and assigns. This Sublease may be executed in multiple counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same agreement.  This Sublease shall not be binding on Sublessor until executed by Sublessor and delivered to Sublessee.

33.04                 Captions and Headings.  The captions and headings in this Sublease are for convenience and reference only, and they shall in no way be held to explain, modify, or construe the meaning of the terms of this Sublease.

33.05                 Rules and Regulations.  The Rules and Regulations attached as Exhibit 6  (“Rules and Regulations”) are Sublessor’s Rules and Regulations for the Project and Buildings.  Sublessee shall faithfully observe and comply with such Rules and Regulations and such changes therein (whether by modification, elimination, addition or waiver) as Sublessor may hereafter make and communicate in writing to Sublessee, which shall be necessary or desirable for the reputation, safety, care or appearance of the Project and Buildings or the preservation of good order therein or the operation or maintenance of the Project and Buildings or the equipment thereof or the comfort of tenants or others in the Project and Buildings.

33.06                 Severability.  If any term, covenant, condition or provision of this Sublease, or the application whereof to any person or circumstance, shall ever be held to be invalid or unenforceable, then in each such event the remainder of this Sublease or the application of such term, covenant, condition or provision to any other person or any other circumstance (other than those as to which it shall be invalid or unenforceable) shall remain valid and enforceable to the fullest permitted by law.

33.07                 Governing Law.  This Sublease shall be construed according to, and be governed by, the laws of the State of South Carolina.

33.08                 Time of Essence.  Time shall be of the essence in the performance of the terms and conditions of this Sublease.

33.09                 Recording.  It is not intended that this Sublease be recorded, but at the request of either party the other party shall execute a Memorandum or Short Form Sublease and the Sublease shall be recorded with the requesting party paying the recording costs.

33.10                 Addendum.  Modifications to this Sublease, if any, are presented in Exhibit          which is attached to and made a part of this Sublease.  In the event of any inconsistency between the provisions contained within the body of this Sublease and the Addendum, the provisions of the Addendum shall control.

IN WITNESS WHEREOF, the parties have caused this Sublease to be duly executed and sealed pursuant to authority duly given, as of the day and year first above written.

SUBLESSOR: Augusta Road Holdings, LLC

By:
Witness	Mark A. Cothran

Witness	Its:	Member

Date of Execution:

	SUBLESSEE:	Greenville First Bank,
National Association

By:
Witness
Print Name:

Witness	Its:

Date of Execution:

LISTING OF EXHIBITS

EXHIBIT 1	Survey

EXHIBIT 2	Site Plan

EXHIBIT 2a	Existing Schlotzsky’s Site

EXHIBIT 2b	Developed by Bank Plan

EXHIBIT 3	Curb and Paving Specifications

EXHIBIT 4	Estimated Common Area Operating Expenses

EXHIBIT 5	Estimated Total Rent (Year 1)

EXHIBIT 6	Rules and Regulations